Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is not material and is customarily and actually treated by the registrant as private or confidential. [***] indicates that information has been omitted.

Chain Bridge Bancorp, Inc.

and

Chain Bridge Bank, N.A.

Incentive Compensation Plan

Plan Year 2023

Chain Bridge Bancorp, Inc.

and

Chain Bridge Bank, N.A.

2023 Incentive Compensation Plan

Section 1. Purpose

The purpose of the 2023 Incentive Compensation Plan (the “Plan”) is to enhance and reinforce the goals of Chain Bridge Bancorp, Inc. (the “Company”) and Chain Bridge Bank, N.A. (the “Bank”) (collectively, “Chain Bridge”) for safe and profitable growth by providing management and employees with additional financial rewards for attainment of such operating controls, profitable growth and sound financial condition. Final approval of the payment of any awards under the Plan is subject to the sole and absolute discretion of the Board of Directors of the Company.

Section 2. Definitions

2.1 Definitions.

(a)	“Award Year” means the twelve (12) month period whose last day coincides with the end of the Bank’s annual accounting period.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Participant” means an employee designated by the Board to participate in the Plan. No employee shall be excluded by reason of service as a Chain Bridge Director.

(d)	“Tier I Officers” means the Chairman, Chief Executive Officer and President of the Bank.

(e)	“Tier II Officers” means the Executive Vice Presidents of the Bank, who are designated as such by the Board as set forth in Section 6 hereof.

(f)	“Tier III Officers” means the Senior Vice Presidents and Vice Presidents of the Bank who are designated as such by the Board as set forth in Section 6 hereof.

(g)	“Tier IV Officers” means those officers of the Bank designated as such by the Board as set forth in Section 6 hereof.

(h)	“Tier V Employees” means those non-officer employees of the Bank designated as such by the Board as set forth in Section 6 hereof.

2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the singular shall also include the plural.

2.3 Formulas.

(a)

“Plan Operating Income” means consolidated book net income of Chain Bridge excluding gains or losses from the sale or other disposition of securities, mutual funds shares or exchange traded shares, net of tax. Plan Operating Income includes provision for State Franchise Tax and Federal Income Taxes at the rates actually incurred by Chain Bridge.

(b)

“Adjustment for Loan Losses” means an amount equal to the Loan Loss Provisions, less Charge-Offs of Bad Loans, plus Recoveries of same, and plus or minus the change in specific provisions for specific loans the total of which decreased or increased by the associated tax effect.

(c)

“Budget Adjustments” means the total income impact, net of tax effect, of decisions adopted by the Board of Directors that deviate materially from the budget adopted by the Board of Directors. Changes could include strategic decisions such as adding another branch, adding another division or subsidiary of the Company or the Bank, acquiring assets or liabilities of another institution, a change in the capital structure, or any other material change not contemplated in the budget.

(d)

“Other Adjustments” means the total amount, net of tax effect, of unusual and extraordinary income and/or expense items and/or average asset growth or average asset decline, which, in the sole discretion of the Board, would be considered inappropriate to include as part of operating results for the purposes of this Plan.

(e)	“Base Plan Income” means Plan Operating Income increased or decreased by Adjustments for Loan Losses, Budget Adjustments and Other Adjustments, if any.

(f)

“Adjustment for Plan Accrual” means the amount accrued on the books of Chain Bridge for this Plan, less the actual amount to be paid under this Plan, the total of which decreased or increased by the associated tax effect.

(g)	“Net Income for Plan” means Base Plan Income decreased or increased by Adjustment for Plan Accrual.

(h)

“Average Assets for the Plan” means the arithmetic daily average assets of Chain Bridge, computed from January 1 through December 31, plus unrealized losses and less unrealized gains on securities, net of tax effect, plus the average balance of ALLL, net of tax effect. In the case of extraordinary or temporary average asset growth or average asset decline, in the current or previous year, the Board shall have discretion to include or exclude all or part of the extraordinary or temporary asset fluctuation for the calculation of current or previous year Average Assets for the Plan. For example, assume actual Average Assets for the

Plan during “year one” were $550 million which exceeded the maximum Average Assets growth levels on the “Grid” of $500 million. When calculating growth in “year two”, Average Assets from “year one” may be adjusted to $500 million which was the maximum growth levels recognized on the “Grid” during “year one”.

(i)

“Average Equity for the Plan” means the arithmetic daily average equity of Chain Bridge, computed from January 1 through December 31, plus unrealized losses and less unrealized gains on securities, net of tax effect, plus the average balance of ALLL, net of tax effect.

(j)	“Return on Average Equity for the Plan” means the Net Income for the Plan divided by Average Equity for the Plan in each case for the Award Year.

(k)

“Asset Growth” means Average Assets for the Plan for the Award Year less Average Assets for the Plan for the previous year divided by Average Assets for the Plan for the previous year. In the event previous year asset growth exceeded maximum award levels in the previous year, the Board shall have discretion to adjust the previous year Average Assets to the maximum award level achieved in the previous year.

Section 3. Administration

The Plan shall be administered by the Board. The Board shall have full power and authority to select Participants from among those eligible, and to classify them as set forth in Section 6 below, and to adopt and revise such rules and procedures as it shall deem necessary for the administration of the Plan. Notwithstanding any other provision contained herein, the decision of the Board with respect to any question arising as to the individuals selected for awards, the amount, terms, form and time of payment of awards, and the interpretation of this Plan shall be final, conclusive and binding.

Section 4. Individual Performing Calculation

The individual performing the calculation of plan payments will be the Chief Administrative Officer of the Bank or other qualified individual as appointed by the Board.

Section 5. Audit

The Audit Committee, at the direction of the Board, shall reserve the right to annually engage a qualified audit firm to review and validate plan calculations prior to payments being made to Participants.

Section 6. Participation

Employees of the Bank who are approved by the Board are eligible to participate in the Plan. Each participant in the Plan shall be classified as a Tier I Officer, Tier II Officer, Tier III Officer, Tier IV Officer, or Tier V Employee for purposes of the Plan. In selecting and classifying Participants, the Board shall consider an individual’s position and potential impact on the Bank’s business results and performance. The selection of Participants, their classification as a Tier I Officer, Tier II Officer, Tier III Officer, Tier IV Officer, or Tier V Employee and thus their respective portions of the target incentive compensation, shall be determined annually by the Board and communicated in writing to Participants as soon as possible.

Section 7. Awards

7.1

Total incentive compensation. The total incentive compensation awarded to all participants during the current Award Year shall be capped at 20% of plan net income used to calculate the Return on Average Equity for the Plan. This cap applies to the incentive compensation award, but not to other amounts such as taxes and 401k contributions.

7.2

Incentive Compensation Components. The computation of incentive compensation shall consist of two components, reflecting financial performance and qualitative performance. Points for each category will be added together to arrive at the total points earned. Negative points in one component will count against points earned in the other component. Incentive compensation points may be derived from each component as set forth below.

7.3

Incentive Compensation Financial Component. A Participant may earn incentive compensation points based on Chain Bridge’s financial performance, specifically Asset Growth and Return on Average Equity. A Grid has been established which sets forth the incentive compensation points which may be earned based on various combinations of Asset Growth and Return on Average Equity, which reflects the relative value to ownership of the various combinations. Fractional points will be awarded in both categories. Asset Growth and Return on Average Equity points will be calculated on a pro-rated basis. The Grid is set forth on Exhibit 1 attached hereto and made a part hereof.

7.4

Incentive Compensation Qualitative Component. A participant may also earn incentive compensation points based on the Company’s or the Bank’s qualitative performance, [***]. Points are awarded or deducted based on performance in each area. A summary of how points awarded and deducted shall be calculated is set forth on Exhibit 1 attached hereto. [***] Fractional points will be awarded in cases where multiple ratings are assigned in a specific category. [***] Points will be awarded on a pro-rated fractional basis based upon the fractional performance rating.

7.5	Incentive Compensation Calculation. Incentive compensation for each Participant will be calculated as follows. First, financial compensation incentive compensation points and qualitative component incentive compensation points for the Award year shall be added. For the Tier I Officer, the incentive compensation award will be such officer’s salary paid multiplied by 100% of the incentive compensation points divided by 100. For each Tier II Officer, the incentive compensation award will be such officer’s salary paid multiplied by 85% of the incentive compensation points divided by 100. For each Tier III Officer, the incentive compensation award will be such officer’s salary paid multiplied by 75% of the incentive compensation points divided by 100. For each Tier IV Officer, the incentive compensation award will be such officer’s salary paid multiplied by 65% of the incentive compensation points divided by 100. For each Tier V Employee, the incentive compensation award will be such employee’s salary paid multiplied by 55% of the incentive compensation points divided by 100. See Section 8 for payments to Participants who have not been employees of the Bank for the entire Award Year.

7.6

Compliance Training Requirement. In order for participants to receive the incentive compensation award, participants must satisfactorily complete all training required under the Bank’s compliance policy. Recipients who do not complete required compliance training by December 31st of the current plan year will not receive the award.

Section 8. Payment

8.1

Normal Payment. Incentive compensation awards shall be earned as of the last business day of the Award Year. Participants must be Bank employees in active status, or on approved leave of absence, on the last business day of the Award Year with the exception of situations described in Section 8.2. Payment of incentive compensation awards shall be made via payroll, less applicable tax and other withholding, in cash within sixty (60) days following the end of the Award Year, but not before the Bank has filed its year-end Call Report.

8.2

Payment Under Conditions of Termination. If termination of employment occurs during an Award Year on account of retirement, death or total disability, such Participant terminating employment shall be deemed to have earned an incentive award based on their actual salary paid in the Award Year. The timing of this payment will be made in accordance with section 8.1.

If termination of employment occurs for any reason other than death, total disability or approved leave of absence, no incentive compensation shall be deemed earned for the Award Year in which such termination occurs.

8.3

Payment to Participants who are not Employees as of the first business day of the Award Year. Participants must be employed on or before December 1 of the current award year and must be employed continuingly through the last day of the award year to be eligible for the incentive awards. All Participants’ incentive awards will be based on their actual salary paid in the Award Year.

Section 9. Claw-Back Provision

The claw-back provision exists to establish a mechanism by which the Company can recover or “claw back” incentive payments previously awarded to executives in the event of certain specified circumstances that may have a detrimental impact on the Company’s financial results.

9.1	Included Participants. Tier 1 and Tier 2 Participants are subject to this Claw-Back provision. Other Participants are not subject to this Provision.

9.2	Triggering Events. The following events or circumstances may trigger the claw-back provision, subject to the discretion of the Company’s Board of Directors or the Compensation Committee:

a) Financial Restatements: If the Company is required to restate its financial statements due to material errors, misstatements, or omissions that occurred during the performance period for which the incentive payment was awarded, and the restatement would have resulted in a lower incentive payment.

c) Risk Failures: If a Participant is determined to have contributed to a risk management failure that results in significant financial loss, regulatory sanctions, or other material adverse consequences for the Company.

9.3	Recovery Mechanism. In the event that a triggering event occurs, the Company reserves the right to recover the incentive payment or a portion thereof, subject to the following conditions:

a) Recovery Amount: The amount subject to recovery will be determined by the Company, taking into consideration the severity and impact of the triggering event. The bank may recover the entire incentive payment or a portion thereof based on its assessment.

b) Timing of Recovery: The Company may initiate the recovery process promptly upon the discovery of the triggering event or as soon as practicable thereafter, considering any legal or contractual limitations.

c) Methods of Recovery: The Company may recover the amount through any lawful means available, including but not limited to salary deductions, offsets against future incentive payments or other compensation, or legal action.

d) Discretionary Adjustment: The Company retains the discretion to make adjustments to the recovery amount, taking into account mitigating factors, the Participant’s cooperation in any investigations, and other relevant circumstances.

9.4

Review and Appeal Process. The Company will provide the affected Participant with an opportunity to review and respond to the proposed recovery. The Participant may submit a written appeal or request for reconsideration, providing supporting evidence or arguments, within a specified timeframe. The Company will consider such appeals or requests in good faith and may modify the recovery amount based on the review.

9.5	Severability. If any provision of this claw-back provision is deemed invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect.

Section 10. Dissolution or Merger

If the Company or the Bank should be liquidated and/or dissolved or if the Company or the Bank should become a party to a merger or consolidation in which it is not the surviving corporation, the plan shall be frozen, and the amount of the Participants’ incentive compensation shall be determined as of the date of such dissolution, merger, or consolidation based on results through that date.

Section 11. Amendment and Termination

The Board may, at any time, terminate, modify or amend this Plan. No termination or amendment shall, without the consent of the Participants, adversely affect the rights of such Participants in previously earned incentive compensation awards. No awards may be made under this Plan at any time if, in the opinion of the Board, the overall financial condition of the Holding Company or the Bank is not sound.

Section 12. Other Conditions

12.1

Assignment. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy. In the event of Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

12.2

Right of Employment. The receipt of an award under the Plan shall not give any employee any right to continued employment by the Bank, and the right to dismiss any employee is specifically reserved to the Bank. The receipt of an award with respect to any one year shall not give an employee the right to receive an award with respect to any subsequent year.

12.3	Withholding for Taxes. The Bank shall have the right to deduct from all payments under this Plan any federal or state taxes required by law to be withheld with respect to such payments.

12.4

In the sole discretion of the Board, the Award may be reduced or eliminated if the Participant has not demonstrated satisfactory performance or conduct consistent with Chain Bridge’s Mission, shared values, and leadership skills.

Section 13. Effective Date

The effective date of this Plan shall be the date of its adoption by the Board.

Acknowledgement:

Employee acknowledges that employee has received this Incentive Compensation Plan and acknowledges further that he/she has read and agrees to such terms.

By:

Printed Name:

Date: